PATENT LICENSE
                                       AND
                               TRADEMARK AGREEMENT

Effective June 15, 2000, Retrac Medical, Inc., a Delaware corporation whose business address is 22 South Main St., New City, New York 10956 ("Retrac"), and Safe Tech Medical Products, Inc., a Texas corporation whose business address is 673 1 Ashmore Drive, Houston, Texas, and Michael L. Haining, whose address also is 673 1 Ashmore Drive, Houston, Texas (collectively "Safetech"), agree as follows:

                                    ARTICLE I
                                   BACKGROUND

         1.1 Safetech represents that it is the owner of all rights, title and interests in United States Patents Nos. 5,401,245; 5,527,306; 5,785,693; and 5,533,983; and all divisions, continuations, continuations-in-part, reissues and extensions thereof; and all applications or patents related thereto or based thereon filed or issued in the United States and in any foreign country or jurisdiction, including but not limited to Canada, China, Japan, Mexico, Belgium, Denmark, France, Germany, Italy, The Netherlands, Switzerland, and the United Kingdom, all of which are identified in Exhibit A hereto (hereinafter collectively "the Patents").

         1.2 Safetech represents that it has identified various marks, trade names or brand names for needless connector-products covered by the Patents which it has used or intended to use in commerce, including STAT-LINK and STAT-VIAL CONNECTOR, as well as others, all of which are identified in Exhibit B hereto (hereinafter collectively "the Marks").

         1.3 Safetech desires to grant to Retrac an exclusive, worldwide license under the Patents and all existing and future modifications and enhancements thereto, and to the exclusive use of certain Resources of Safetech as defined hereafter, and to transfer to Retrac all rights it may have in the Marks, subject to the terms of this Agreement.

         1.4 Retrac desires to receive an exclusive, worldwide license under the Patents and all existing and future modifications and enhancements thereto, and to the Resources, and to obtain all available rights in the Marks, pursuant to the terms of this Agreement.

                                   ARTICLE II
                                   DEFINITIONS

         2.1 Safetech and Retrac are hereafter commonly referred to as "parties" (in singular and plural usage, as required by the context).

         2.2 Terms defined in this Article 1I shall have their defined meaning throughout this Agreement.

         2.3 "Licensed Subject Matter" shall mean the subject matter covered by the Patents, all existing and future modifications and enhancements thereto, and the Resources.

         2.4 "Resources" shall mean any and all information, equipment and expertise possessed by Safetech that may assist Retrac to make, use, sell or offer for sale the Licensed Subject Matter, including but not limited to engineering design documentation, trade secrets, know how, product prototype and production tooling, FDA and other governmental approval certifications, and clinical research reports.

         2.5 "Confidential Information" shall mean (1) trade secrets and other proprietary information; (2) information marked or designated as confidential;
(3) information, whether or not in written form and whether or not designated as confidential, which is known to as being treated as confidential; and (4) information provided by third parties which a party is obligated to keep confidential. Confidential Information includes, but is not limited to, products, designations, devices, techniques, data, formulas, discoveries, ideas, designs, logos, drawings, specifications, models, data, programs, documentation, know-how, customer lists, marketing methods, plans, strategies, operations, revenues, expenses, profits, sales, key personnel, customers, suppliers, pricing policies, and any other information concerning the business affairs of the parties to this License Agreement.

         2.6 "Licensed Products" shall mean any product covered by, or manufactured in accordance with, a valid and enforceable claim of one of the Patents.

         2.7 "Gross Profit" shall mean the selling price at which a customer is invoiced by Retrac in the usual course of business for Licensed Products less the cost of goods sold; provided, however, the Gross Profit shall not include, and there shall be deducted from the computation of Gross Profit for determining royalty payments due under this Agreement, that portion of the selling price attributable to (i) freight, (ii) insurance for the Licensed Products, (iii) sales or use taxes, (iv) tariff duties, (v) amounts credited on returns, (vi) commissions paid, (vii) charges for "pass-through items" purchased from third parties regardless of whether a "mark-up" is charged, (viii) marketing costs associated with the advertising, promotion, distribution and sale of the product, (ix) discounts actually allowed, (x) accessories not necessary for the practice of the invention claimed the Patents.

                                   ARTICLE III
                                  LICENSE GRANT

         3.1 BASIC GRANT. Safetech does hereby grant, and Retrac does hereby accept, subject to the terms and conditions of this Agreement, an exclusive license to make, use, sell and offer for sale, in the United States and in all foreign countries and jurisdictions, devices and methods embodying subject matter claimed in any and all valid and enforceable claims of the Licensed Subject Matter, and the exclusive fight to use, in the U.S. and in all foreign countries and jurisdictions, the Resources.

         3.2 SUB-LICENSES. The license granted pursuant to this Agreement shall include the right to grant sub-licenses at the sole discretion of Retrac, subject to the terms of this Agreement.

                                   ARTICLE IV
                                  COMPENSATION

         4.1 CASH AND STOCK. Retrac shall pay to Safetech One Million Seven Hundred Twenty-Five Thousand Dollars ($1,725,000.00) in cash and stock, as follows:

                (a) Within 30 days of the close of an IPO Retrac shall pay to Safetech Three Hundred Seventy Five Thousand Dollars ($375,000.00) in cash.

                (b) Within thirty (30) days after the close of an IPO, Retrac shall reissue to Safetech One Million Three Hundred Fifty Thousand Dollars ($1,350,000.00) in restricted common stock of Retrac as valued at the opening IPO price.

         4.2 ROYALTY. Retrac shall pay to Safetech nine percent (9.0%) of the Gross Profit realized by Retrac on Licensed Products sold during the first five years after the effective date of this Agreement. Thereafter, for the remaining life of each of the Patents, Retrac shall pay to Safetech eight percent (8.0%) of the Gross Profit realized by the Retrac on Licensed Products sold.

                                    ARTICLE V
                               PATENT MAINTENANCE

         5.1 MAINTENANCE FEES AND ANNUITIES. Safetech shall, at its own expense, timely pay all maintenance fees and annuities necessary to keep the Patents in force for the respective maximum lives of all of the Patents.

         5.2 NOTICE TO RETRAC. Safetech shall notify Retrac in writing when a maintenance fee is due and when it has been paid.

                                   ARTICLE VI
                         WARRANTIES AND REPRESENTATIONS

         6.1 RIGHT TO MAKE AND PERFORM AGREEMENT. Safetech represents and warrants that it has full power and authority to enter into and perform this Agreement and to make the conveyances herein, and that the person signing this Agreement on Retrac's behalf has been duly authorized and empowered to enter into this Agreement.

         6.2 OWNERSHIP OF PATENTS AND RESOURCES - NO CONFLICT. Safetech represents and warrants that it exclusively owns and possesses proper legal title to the Patents and the Resources, that it is under no present obligation to any third party with respect to the Patents and the Resources and that it shall not assume any future obligation to any third party with respect to the Patents or the Resources, or that may impair any of Retrac's fights under this Agreement.

         6.3 NO LIENS OR SECURITY INTERESTS. Safetech further represents and warrants that the Patents and Resources are free from any liens and security interests.

                                   ARTICLE VII
                                 CONFIDENTIALITY

         7.1 ACKNOWLEDGMENT OF CONFIDENTIALITY. The parties acknowledge that in the course of conducting negotiations leading to the execution of this License Agreement and in the course of exercising the rights and carrying out the responsibilities specified herein, the parties have had and will have access to Confidential Information of the other party and acknowledge the receipt thereof.

         7.2 PROTECTION OF CONFIDENTIAL INFORMATION. Except where otherwise provided in accordance with this License Agreement, the parties shall take all steps reasonable and prudent to protect the Confidential Information of the other party from access by any other persons and shall not disclose the Confidential Information of the other party to any other persons without express, prior written authorization from the other party and under a written Confidentiality Agreement binding the other persons to the terms as this License Agreement.

         7.3 INJUNCTIVE RELIEF. The parties agree that in the event of a breach of the confidentiality obligation under this Article VH by one party, the non-breaching party will suffer irreparable harm and that monetary damages may be inadequate to compensate for such breach. Accordingly, the parties shall, in addition to any other remedies available at law or in equity, be entitled to injunctive relief to enforce the terms of this Article VII.

                                   ARTICLE VIII
                          IMPROVEMENTS AND ENHANCEMENTS

         8.1 DEVELOPMENTS BY SAFETECH. The license granted under this Agreement shall extend to all improvements and enhancements made by Safetech to the subject matter of the Patents and needless connectors generally, without any additional royalty or other cost to Retrac.

         8.2 RIGHT TO DEVELOP. Retrac shall have the right to improve and enhance the Licensed Subject Matter, and develop products embodying such improvements and enhancements.

         8.3 RIGHTS IN IMPROVEMENTS AND ENHANCEMENTS. Retrac shall retain all rights to any improvements and enhancements to the Licensed Subject Matter made by Retrac, including but not limited to patent rights and rights under trade secret law.

                                   ARTICLE IX
                               PATENT ENFORCEMENT

         9.1 ENFORCEMENT BY SAFETECH. In the event Retrac notifies Safetech of a person Retrac believes is infringing one or more of the Patents, Safetech shall, within ten days of such notification notify Retrac as to what, if any, action Safetech intends to take regarding the alleged infringement.

         9.2 ENFORCEMENT BY RETRAC. Retrac, at its sole discretion and at its expense, may, but is not obligated to, prosecute infringement of any of the Patents, and shall retain all recoveries and awards as a result of such action; provided, Retrac shall first give Safetech ten days prior written notice of Retrac's intent to enforce one or more of the Patents and Safetech, within that ten day period, may instead elect to enforce the Patents itself. In the event that Retrac elects to enforce one or more of the Patents, the legal fees and expenses of such enforcement shall be deductible by Retrac from royalties due Safetech, and Retrac may join Safetech as a complainant in such action.

                                    ARTICLE X
                             ACCOUNTING AND PAYMENTS

         10.1 STATEMENTS. On or before the ninetieth (90th) day following the last day of each calendar quarter occurring during the term of this Agreement, Retrac shall furnish to Safetech a written statement specifying the total quantity of Licensed Products sold by Retrac during the preceding calendar quarter, the invoiced amount for each such Licensed Product (including a computation of deductions) and a computation of the total royalties due. A similar statement shall be rendered and payment made within ninety (90) days after and as of the date of termination of this Agreement covering the period from that covered by the immediately preceding statement to the date of termination. Safetech shall treat all such statements as confidential.

         10.2 PAYMENTS. By the date on which each statement of subsection 10.1 is due, Retrac shall make payment to Safetech of the royalties due from such sales.

         10.3 RECORDS. Retrac shall keep true and accurate records, files and books of account containing all of the data reasonably required for the full computation and verification of the royalties to be paid hereunder and the information and reports to be provided Safetech under this Agreement. After reasonable notice, Retrac shall permit the aforesaid records, files and books of account to be adequately examined at Retrac's offices at 22 South Main St., New City, New York 10956 and extracts made therefrom annually during usual business hours, by a Certified Public Accountant appointed by Safetech and at Safetech's expense. The first annual examination/audit may be made by Safetech at any time after the first quarterly report required in subsection 10.1. Safetech shall treat any and all information learned from such examination/audit as confidential.

                                   ARTICLE XI
                          NOTICES, PAYMENTS AND REPORTS

         11.1 NOTICES. All notices for all purposes and reports under this Agreement shall be given or made by mailing the same by registered or certified mail return receipt requested or by Express Mail or comparable overnight delivery service, (the date of confirmed delivery to the recipient is to be considered the effective date of such Notice), addressed in the following manner:

         IF TO SAFETECH:

                  Safe Tech Medical Products, Inc.
                  6731 Ashmore Drive
                  Houston, Texas

         IF TO RETRAC:

                  Retrac Medical, Inc.
                  22 South Main St.
                  New City, New York 10956

or to such other address as either of the parties shall designate by written notice to the other. Any such notice, instruction or communication shall be deemed given when actually received or, if earlier, five days after deposit in the United States Mail or two business days after deposit with an air courier.

         11.2 PAYMENTS. All payments to Safetech shall be remitted by cheek to the order of Safetech at the address set forth in subsection 11.1.

         11.3 NOTICE OF LITIGATION. Safetech shall promptly notify Retrac of the commencement of any litigation or of any Patent and Trademark Office proceeding involving the Patents after the granting or issuance thereof.

                                   ARTICLE XII
                              TERM AND TERMINATION

         12.1 TERM. The term of the License shall be until all of the Patents have expired, become invalid, or become unenforceable, and thereafter for so long as Licensed Products are being sold by Retrac.

         12.2 EFFECT OF TERMINATION. Upon termination of this Agreement all obligations between the parties shall cease, except the confidentiality obligations of Article VII, which shall survive this Agreement.

                                  ARTICLE XIII
                                     GENERAL

         13.1 TRANSFERABILITY. Retrac may assign or transfer the license rights granted herein at its sole discretion. Safetech may not assign, sell, hypothecate or otherwise transfer or encumber its rights under this Agreement without the prior written permission of Retrac.

         13.2 INTEGRATION. This Agreement constitutes the entire understanding of the parties and may not be modified or amended except by an instrument in writing executed by the parties hereto which expressly states that it is an amendment hereto.

         13.3 MODIFICATION. No modification to this Agreement, nor any waiver of any rights, shall be effective unless consented to in a writing which references this Agreement and the waiver of any breach or default shall not constitute a waiver of any other right or any subsequent breach or default. No modification of the terms of this Agreement by Addendum, Exhibit, or otherwise shall be effective unless executed by both parties, hereto.

         13.4 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the respective heirs, successors, assigns and legal representative of each party.

         13.5 FORCE MAJEURE. Neither party shall be liable for any loss, expense or damage caused by delays in performance resulting from acts of God, supplier delay or any other cause beyond the reasonable control of Safetech or Retrac.

         13.6 SEVERABILITY. Should a court of competent jurisdiction later consider any provision of this Agreement to be invalid, illegal or unenforceable, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

         13.7 LEGAL CONSTRUCTION: JURISDICTION. Except to the extent otherwise agreed to in writing by the parties, this Agreement and the performance, rights and obligations of the parties hereunder shall be governed and interpreted in accordance with the laws of the State of New York and the United States of America. The parties consent to the personal and exclusive jurisdiction of New York federal and state courts for Rockland County, as applicable.

         13.8 ADVICE OF COUNSEL. The parties acknowledge that prior to execution of this agreement they have had the opportunity to fully consult with their respective counsel regarding this agreement and that they understand all the terms, obligations, conditions and consequences herein and accept the same.

         13.9 RECORDATION. The panics agree to execute an acknowledgment of this License Agreement for recordation in the US Patent Office.

         13.10 CONFIDENTIALITY OF AGREEMENT. The parties agree that there will be no public disclosure of the financial terms of this Agreement except as required by law, Court or government agency.

         13.11 HEADINGS. The headings and subheadings of the various Articles and Sections of this Agreement are inserted merely for the purpose of convenience and do not express or imply any limitation, definition (except
Article II) or extension of the specific terms of the Article and Section so designated.

         IN WITNESS WHEREOF each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representative.


Executed:  June 15th, 2000

                                        Safe Tech Medical Products, Inc.



                                        By /s/ Michael L. Haining
                                           ---------------------------------
                                            Michael L. Haining


                                        Michael L. Haining.


                                        /s/ Michael L. Haining
                                        -----------------------------


                                        Retrac Medical, Inc.



                                        By /s/ Martin Kelly
                                           ---------------------------------
                                           Martin Kelly, President/CEO

               EXHIBIT A TO PATENT LICENSE AND TRADEMARK AGREEMENT

United States Patents:

         5,401,245
         5,527,306
         5,785,693
         5,533,983

International Application

         PCT/US95/15761

Corresponding Foreign National Applications

         Canada                             2 204 048
         European Patent Office             95 942 548.9
         Japan                              517 712/1996
         Mexico                             974 237
         People's Republic of China         95 197 269.3